Exhibit 99.1
Natural Gas Services Group, Inc. Announces the Appointment of Jean Holley to its Board of Directors

Midland, Texas, November 1, 2024 -- Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE: NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, announced today that its Board of Directors has appointed Jean Holley as a Director, effective November 1, 2024. In connection with the appointment, the Company increased the size of its Board from six to seven directors.

“We are excited to welcome Jean to NGS’s Board of Directors,” stated Justin Jacobs, Chief Executive Officer of NGS. “Jean is an accomplished executive with significant expertise across a number of businesses and disciplines which we are confident will serve the Company well. She has served as CIO for several large global businesses and has led digital transformations, turnarounds, operational efficiency plans, M&A, and cybersecurity programs. Further, her role as an independent director and committee member of companies with a rental business model will add great value as we focus on growing our large horsepower rental fleet, expanding our customer base, and optimizing our operations. I look forward to Jean’s guidance and counsel as we work to create meaningful value for NGS shareholders.”

“I am excited for this opportunity as the Company embarks on such an important growth phase in its corporate evolution,” stated Ms. Holley. “I have been very impressed with NGS’s services, particularly the technology of their units and high levels of service provided to customers, as well as the commitment of the team in executing their large horsepower strategy. I hope to leverage my experience and provide value as it relates to NGS’s technology infrastructure, cybersecurity programs, and data analytic capabilities, all of which are essential in today’s business climate. I believe in NGS’s future and look forward to working with the board and management team to unlock value.”

“Jean’s addition to the Board of Directors of NGS adds talent that will enhance and support our long-term growth and success,” said Stephen Taylor, Chairman of the Board of NGS. “Her background, expertise and prior board service will blend well with the experience of our present board members. NGS has positioned itself well to execute on our vision and strategy, that being our continued expansion into the large horsepower, infrastructure portion of our industry. Quality additions to our board, like Jean, including expansion of the board to seven directors, support our continuing growth.”

Ms. Holley is a results-driven business executive with experience successfully leading companies as a Board Director, committee chair, and executive in a wide variety of industries. She is currently on the Board of Directors for Herc Holdings, Inc. (NYSE: HRI), a provider of equipment rentals and services, where she serves as Chairperson of the Compensation and a member of the Nominating and Governance committee. She is also a Board Director for Accord Financial Corp. (TSE: ACD), a leading commercial finance company, and is Chairperson of the Compensation Committee. Previously, Ms. Holley served as Board Director for OneSpan, Inc. (NASDAQ: OSPN), a global provider of enterprise-wide security solutions, also serving as Chairperson of the Nominating and Governance Committee. She has held the title of CIO for several global businesses, and was responsible for all aspects of IT operations, technical services and support, technology trends, and industry futures, including big data/analytics, cybersecurity, digital strategies, and disruptive technologies. Ms. Holley's numerous accolades include "Georgia CIO of the Year," and Chicago’s Spotlight Award. She was listed by ComputerWorld as a top CIO, and she was inducted into the Women in Science & Engineering Hall of Fame. Ms. Holley holds a BS from Missouri University of Science & Technology and an MS from Illinois Institute of Technology.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of natural gas compression equipment, technology, and services to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compressors for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, a rebuild shop located in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2023 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, fundamentals of the compression industry and related oil and gas industry, compressor demand assumptions, overall industry outlook, the ability of the Company to capitalize on any potential opportunities and general economic conditions.

For More Information, Contact:
Anna Delgado, Investor Relations
(432) 262-2700
ir@ngsgi.com www.ngsgi.com